As filed with the Securities and Exchange Commission on June 28, 2022

Registration No. 333-237520

Registration No. 333-211931

Registration No. 333-211929

Registration No. 333-184797

Registration No. 333-135599

Registration No. 333-114960

Registration No. 333-114954

Registration No. 333-108077

Registration No. 333-97961

Registration No. 333-89763

Registration No. 333-67732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237520

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211931

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211929

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184797

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135599

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-114960

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-114954

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-108077

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-97961

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-89763

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-67732

UNDER

THE SECURITIES ACT OF 1933

INTERTAPE POLYMER GROUP INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9999 Cavendish Blvd., Suite 200

Ville St. Laurent, Quebec, Canada H4M 2X5

(Address of principal executive offices, including zip code)

Stock Option Plan for Employees and Consultants

2014 Performance Share Unit Plan

2014 Deferred Share Unit Plan

Executive Stock Option Plan (as Amended and Consolidated to September 6, 2012)

Amended Executive Stock Option Plan

Amended Executive Stock Option Plan (2000)

Amended Executive Stock Option Plan (2002)

Intertape Polymer Group Inc. USA Employees’ Stock Ownership And Retirement Savings Plan

Intertape Polymer Group Inc. USA Employees’ Stock Ownership And Retirement Savings Plan

Intertape Polymer Group Inc. USA Employees’ Stock Ownership And Retirement Savings Plan

Executive Stock Option Plan

Amended Executive Stock Option Plan (1996)

Amended Executive Stock Option Plan (1997)

Intertape Polymer Group, Inc. USA Employees’ Stock Ownership And Retirement Savings Plan

(Full title of the plans)

Jeffrey Crystal

Intertape Polymer Group Inc.

100 Paramount Drive, Suite 300

Sarasota, Florida 34232

(Name and address of agent for service)

(941) 739-7522

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Intertape Polymer Group Inc. (“IPG”) with the Securities and Exchange Commission:

•	File No. 333-237520 registering 4,693,225 Common Shares, no par value, of IPG (“Common Shares”) for issuance under the Stock Option Plan for Employees and Consultants;

•	File No. 333-211931 registering 1,000,000 Common Shares for issuance under the 2014 Performance Share Unit Plan;

•	File No. 333-211929 registering 250,000 Common Shares for issuance under the 2014 Deferred Share Unit Plan;

•	File No. 333-184797 registering 1,806,567 Common Shares for issuance under the Executive Stock Option Plan (as Amended and Consolidated to September 6, 2012);

•	File No. 333-135599 registering 732,877 Common Shares for issuance under the Amended Executive Stock Option Plan;

•	File No. 333-114960 registering 424,497 Common Shares for issuance under the Amended Executive Stock Option Plan (2000) and 531,922 Common Shares for issuance under the Amended Executive Stock Option Plan (2002);

•	File No. 333-114954 registering 300,000 Common Shares for issuance under the Intertape Polymer Group Inc. USA Employees’ Stock Ownership And Retirement Savings Plan;

•	File No. 333-108077 registering 275,000 Common Shares for issuance under the Intertape Polymer Group Inc. USA Employees’ Stock Ownership And Retirement Savings Plan;

•	File No. 333-97961 registering 200,000 Common Shares for issuance under the Intertape Polymer Group Inc. USA Employees’ Stock Ownership And Retirement Savings Plan;

•	File No. 333-89763 registering 400,000 Common Shares for issuance under the Executive Stock Option Plan, 802,621 Common Shares for issuance under the Amended Executive Stock Option Plan (1996) and 1,202,621 for issuance under the Amended Executive Stock Option Plan (1997); and

•	File No. 333-67732 registering 300,000 Common Shares for issuance under the Intertape Polymer Group, Inc. USA Employees’ Stock Ownership And Retirement Savings Plan.

On June 28, 2022, pursuant to an Arrangement Agreement, dated March 7, between 1351693 B.C. Ltd. (the “Purchaser”), a British Columbia corporation and an affiliate of Clearlake Capital Group, L.P., and IPG, the Purchaser acquired all of the issued and outstanding common shares of IPG, which was completed by way of a statutory plan of arrangement under the provisions of the Canada Business Corporations Act (the “Arrangement”).

As a result of the completion of the Arrangement, IPG has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by IPG in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, IPG hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and IPG hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the registration statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on June 28, 2022.

INTERTAPE POLYMER GROUP INC.

By:	/s/ Jeffrey Crystal
Name: Jeffrey Crystal
Title: Chief Financial Officer

Note: No other person is required to sign the post-effective amendments to the registration statements in reliance upon Rule 478 under the Securities Act of 1933.